  Exhibit 6.39

EXHIBIT A

AMENDMENT NO. 1 TO AMENDED AND RESTATED CONSULTING AGREEMENT

This Amendment No. 1 to the Amended and Restated Consulting Agreement (the "**Amendment**") dated July __, 2017, effective June 30, 2017 (the "**Effective Date**"), is between and between by and between IMI, LLC, a California limited liability company (the "**Consultant**"), and NuGene International, Inc., a Nevada corporation (the "**Company**").

WHEREAS, the Consultant and the Company are parties to that certain Amended and Restated Consulting Agreement dated June 8, 2017 (the "**Consulting Agreement**") pursuant to which the Company engaged the Consultant to provide certain advisory services to it, the terms of which are hereby incorporated herein by such reference.

WHEREAS, as partial consideration for such services, the Company issued the Consultant 2,500,000 shares of its common stock (the "**Compensation Common Shares**").

WHEREAS, the Company has failed to make certain required filings with the Securities and Exchange Commission and, accordingly, the Company's common stock is no longer quoted on the OTCQB and the market value of its common stock has materially declined.

WHEREAS, as a result of the foregoing, the Consultant has requested that the Company exchange the Compensation Common Shares for shares of Series B Convertible Preferred Stock of the Company.

WHEREAS, in light of the adverse financial impact on the Consultant of the foregoing, the Company is desirous of exchanging the Compensation Common Shares for the Series B Preferred Stock.

WHEREAS, the parties are desirous of entering into this Amendment to memorialize the oral agreements between the parties which were reached on the Effective Date.

NOW, THEREFORE, in consideration of the foregoing, and the mutual terms, covenants and conditions herein below set forth, the parties agree as follows:

1. **Exchange of Compensation Consulting Shares for Series B Convertible Preferred Stock**. The Company hereby issues to the Consultant sixty-five (65) shares of its Series B Convertible Preferred Stock (the "**Series B Preferred Stock**"), representing the entire series of such preferred stock, in exchange for the Compensation Common Stock. The designations, rights and preferences of the Series B Preferred Stock is set forth on the Certificate of Designations, Powers, Preferences and Rights of Series B Convertible Preferred Stock of NuGene International, Inc. (the "**Designations**") attached hereto as **Exhibit A** and incorporated herein by such reference, which such Designations have heretofore been duly filed with the Secretary of State of Nevada. The Company shall issue the Consultant a certificate or certificates representing the shares of Series B Preferred Stock, in such denominations as the Consultant may instruct, within one (1) business day of the date of this Amendment. The Consultant shall surrender the original certificate representing the Compensation Common Shares as promptly as is reasonably practicable after the date hereof without delaying the Company's obligation to deliver the certificate(s) representing the shares of Series B Preferred Stock.

2. **Consultant's Conversion Limitation**. The Consultant shall not effect any conversion of the Series B Preferred Stock pursuant to Section 5 of the Designations to the extent that, after giving effect to such conversion, the Consultant (together with the Consultant's Affiliates (as that term is defined in the Securities Exchange Act of 1934, as amended (the "**Exchange Act**")), and any other persons acting as a group together with the Consultant or any of the Consultant's Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of the Company's common stock beneficially owned by the Consultant and its Affiliates shall include the number of shares of common stock issuable upon conversion of the Series B Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of the Company's common stock which would be issuable upon (i) the conversion of the remaining, nonconverted portion of the shares of Series B Preferred Stock beneficially owned by the Consultant or any of its Affiliates and (ii) the exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other securities or rights convertible or

exercisable into shares of the Company's common stock (the "**Common Stock Equivalents**")) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Consultant or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Consultant that the Company is not representing to the Consultant that such calculation is in compliance with Section 13(d) of the Exchange Act and the Consultant is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2 applies, the determination of whether the shares of Series B Preferred Stock are convertible (in relation to other securities owned by the Consultant together with any Affiliates) and of which portion of the shares of Series B Preferred Stock are convertible shall be in the sole discretion of the Consultant, and the submission of a Notice of Conversion (as that term is defined in the Designations) shall be deemed to be the Consultant's determination of whether the shares of Series B Preferred Stock are convertible (in relation to other securities owned by the Consultant together with any Affiliates) and of which portion of the shares of Series B Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for conversion(s) of the shares of Series B Preferred Stock that are not in compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for conversion of shares of the Series B Preferred Stock that are not in compliance with the Beneficial Ownership Limitation. For purposes of this Section 2, in determining the number of outstanding shares of the Company's common stock, the Consultant may rely on the number of outstanding shares of common stock as reflected in (A) the Company's most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or its transfer agent setting forth the number of shares of the Company's common stock outstanding. Upon the written or oral request of the Consultant, the Company shall as promptly as practicable confirm orally and in writing to the Consultant the number of shares of common stock then outstanding. In any case, the number of outstanding shares of the Company's common stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the shares of Series B Preferred Stock, by the Consultant or its Affiliates since the date as of which such number of outstanding shares of common stock was reported. The "**Beneficial Ownership Limitation**" shall be 4.99% of the number of shares of the Company's common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion of the Series B Preferred Stock. The Consultant, upon not less than 61 days' prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Company's common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the shares of Series B Preferred Stock held by the Consultant and the provisions of this Section 2 shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall automatically terminate, and not apply to any successor holder of the shares of Series B Preferred Stock, without any further action by either the Company or the Consultant upon the sale, transfer or other disposition of any shares of Series B Preferred Stock by the Consultant.

3. **Representations and Warranties of the Company**. The Company hereby represents and warrants to the Consultant as follows:

3.1 Organization and Good Standing; Authority and Enforcement. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization, with full power and authority to own, lease and operate its business and properties and to carry on business in the places and in the manner as presently conducted or proposed to be conducted. The Company has all requisite power and authority to execute and deliver this Amendment, and to consummate the transactions contemplated hereby. The Company's Board of Directors and holders of its outstanding Series A Preferred Stock have adopted in full, without amendment or deletion, the resolutions attached hereto as **Exhibit B** and incorporated

herein by such reference, which such resolutions remain in full force and effect. This Amendment constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

3.2 No Conflicts or Defaults. The execution and performance of this Amendment does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Amendment will not (a) conflict with or violate the incorporation and or formation documents of the Company, (b) conflict with or violate any statute, ordinance, rule, regulation, judgment, order, writ, injunction, decree or law applicable to the Company, or by which either the Company or its properties or assets may be bound or affected, or (c) result in a violation or breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, any contract, agreement or arrangement to which the Company is a party. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity, is required by the Company in connection with the execution of this Amendment or the consummation by it of the transactions contemplated hereby.

3.3 Shares of Series B Preferred Stock. The shares of Series B Preferred Stock have been duly authorized, and upon issuance pursuant to the provisions hereof, will be validly issued, fully paid and non-assessable. The Company (i) has the full right, power, and authority to sell, assign, transfer, and deliver the shares of Series B Preferred Stock to the Consultant, free and clear of all liens, charges, claims, options, pledges, restrictions, and encumbrances whatsoever; (ii) the Company shall reserve for issuance upon conversion of the Series B Stock from time to time a sufficient number of shares of its common stock so as to permit the conversion of the Series B Preferred Stock in accordance with its terms; and (iii) upon conversion of the Series B Preferred Stock, the Consultant will acquire good and marketable title to such shares of Company's common stock, free and clear of all liens, charges, claims, options, pledges, restrictions, and encumbrances whatsoever.

4. **No Other Revisions**. Except as specifically set forth herein, all other terms and conditions of the Consulting Agreement remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any party.

5. **Fees and Expenses**. The Company and the Consultant shall each be responsible for their own respective costs and expenses incurred in connection with the transactions contemplated by this Amendment (including all legal fees and disbursements in connection therewith). The Company shall be responsible for the payment of any and all additional fees or expenses relating to or arising out of the transactions contemplated hereby.

6. **Voting Rights and Irrevocable Proxy**. The Consultant hereby irrevocably appoints M. Ali Kharazmi and M. Saeed Kharazmi (the "Holders") as the Consultant's sole and exclusive attorney and proxy, with full power of substitution and resubstitution, to vote and exercise all voting, consent and similar rights (to the full extent that the Consultant would be entitled to do so) with respect to all shares of the Series B Preferred Stock and all shares of common stock into which said shares may converted into by the Consultant and all successors, assigns, and transferees in accordance with the Proxy Agreement attached hereto as Exhibit "C". The proxy granted pursuant to this Agreement is irrevocable and is coupled with an interest, and is further documented by the Proxy Agreement attached hereto as Exhibit "C" and incorporated herein by reference.

7. **Role of Counsel**. Each party acknowledges that it has had the opportunity to obtain the advice of independent counsel of its choosing prior to its execution of this Amendment and that it has availed itself of this opportunity to the extent it deemed necessary and advisable. For the purposes of interpretation and construction of this Amendment, this Amendment shall be deemed to have been drafted by the Company and by the Consultant.

IN WITNESS WHEREOF, the parties have executed this Amendment of the day and date first above written.

NuGene International, Inc.

By: ______________________________
M. Ali Kharqzmi, Chief Executive Officer

I|M1, LLC

By Level Brands, Inc., its Manager

By: ______________________________
Mark Elliott, Chief Financial Officer and Chief Operating Officer

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	**20170316252-09**
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time **07/25/2017 12:00 PM**
	Entity Number **E0523602013-3**

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

NuGene International, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

EXHIBIT "A"
CERTIFICATE OF DESIGNATION, POWERS,
PREFERENCES AND RIGHTS
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
NUGENE INTERNATIONAL, INC.
a Nevada corporation

Pursuant to Section 78.1955 of the Nevada Revised Statutes, the undersigned, M. Ali Kharazmi, being the Chief Executive Officer of NuGene International, Inc. (the "Corporation"), a corporation organized and existing under the Nevada Revised Statutes ("NRS"), DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") by unanimous written consent:

SEE EXHIBIT "A", ATTACHED HERETO FOR FULL DOCUMENT

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X M. Ali Kharazmi, CEO

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT "A"

**CERTIFICATE OF DESIGNATION, POWERS,
PREFERENCES AND RIGHTS
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF**

NUGENE INTERNATIONAL, INC.

a Nevada corporation

Pursuant to Section 78.1955 of the Nevada Revised Statutes, the undersigned, M. Ali Kharazmi, being the Chief Executive Officer of NuGene International, Inc. (the "**Corporation**"), a corporation organized and existing under the Nevada Revised Statutes ("**NRS**"), DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Corporation (the "**Board of Directors**") by unanimous written consent:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Corporation's Amended Articles of Incorporation (the "**Articles**"), the Board of Directors hereby creates a series of the preferred stock of this Corporation, which Series B Preferred Stock (a) shall be designated "Series B Convertible Preferred Stock" (the "**Series B Preferred Stock**"), (b) shall have a par value equal to $.0001, (c) shall consist of Sixty-Five (65) authorized shares, and (d) shall have the following powers, designations, preferences and relative, participating, optional and other rights, qualifications, limitations, or restrictions (in addition to those provisions set forth in the Articles which are applicable to the Series B Preferred Stock):

1. **Stated Value**. The stated value (the "**Stated Value**") of the Series B Preferred Stock shall be $10,000.00 per share.

2. **Rank**. The shares of Series B Preferred Stock shall rank senior to the shares of the Corporation's Series A Preferred Stock, its common stock (the "**Common Stock**") and all other series of preferred stock the Corporation may hereinafter designate, to the extent provided for herein. So long as any shares of Series B Preferred Stock are outstanding, the Board of Directors shall not designate other shares of preferred stock having dividend, liquidation, or other preferences superior or equal to the rights of holders of the Series B Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series B Preferred Stock shall be required for any change to the Corporation's Amended Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series B Preferred Stock.

3. **Liquidation**. In the event of a liquidation or winding up of the Corporation, holders of the Series B Preferred Stock shall be entitled to receive the Stated Value per share of Series B Preferred Stock then outstanding in preference before any payment shall be made to the holders of the Series A Preferred Stock, any other series of preferred stock or the Common Stock.

4. **Dividends**. The holders of the shares of Series B Preferred Stock shall be entitled to receive dividends ("**Dividends**") at the rate of one-half of one percent (0.50%) per annum payable on the Stated Value of such preferred share, which shall be cumulative. The Dividends shall be payable in cash. Dividends on the shares of Series B Preferred Stock shall commence accruing on the initial issuance date of such shares (the "**Issuance Date**") and shall be computed on the basis of a 365-day year and actual days elapsed. Dividends shall be payable annually in arrears on (each, an "**Dividend Date**") with the first Dividend Date being the first annual anniversary of the Issuance Date.

5. **Conversion**.

(a) Voluntary Conversion. The shares of Series B Preferred Stock shall be convertible at any time and from time to time after the Issuance Date at the option of the holder, in whole or in part. The first such conversion must be for at least 50% of the shares of Series B Preferred Stock owned by the holder, with the second such conversion to be for the entire amount of the remainder. The holder shall effect conversions by delivering to the Corporation a Notice of Conversion, the form of which is attached hereto as Annex A (each, a "**Notice of Conversion**"), specifying therein the number of shares of Series B Preferred Stock to be converted and the date on

which such conversion shall be effected (such date, the "**Conversion Date**"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the holder shall not be required to physically surrender the certificate representing the shares of Series B Preferred Stock to the Corporation unless all of the shares so held are being converted, in which case the holder shall surrender the original certificate representing the shares of Series B Preferred Stock as promptly as is reasonably practicable after such conversion without delaying the Corporation's obligation to deliver the shares on the Share Delivery Date. The holder and the Corporation shall maintain records showing the number of shares of Series B Preferred Stock so converted and the date of such conversion(s). The Corporation may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion. In the event of any dispute or discrepancy, the records of the holder shall be controlling and determinative in the absence of manifest error. When used herein, "**Business Day**" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(b) Conversion Ratio; Conversion Shares. Each share of Series B Preferred Stock shall be convertible into such number of shares of Common Stock (the "**Conversion Shares**") as shall equal the Stated Value at a price per share of Common Stock equal to the lesser of (i) $.26 per share; or, (ii) the average closing price of the Common Stock as reported on the Principal Market for the thirty (30) Trading Days immediately preceding the date of the Notice of Conversion (the "**Conversion Price**"). When used herein: (i) "**Principal Market**" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question including, the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Markets (or any successors to any of the foregoing); and (ii) "**Trading Days**" shall mean a day on which the Principal Market is open for trading. *For example*, if (x) the Conversion Price is $0.01, each share of Series B Preferred Stock would convert into 1,000,000 shares of Common Stock. All Conversion Shares shall be, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.

(c) Mechanics of Conversion.

(i) Delivery of Conversion Shares Upon Conversion. Not later than two (2) Trading Days after each Conversion Date (the "**Share Delivery Date**"), the Corporation shall deliver, or cause to be delivered, to the holder a certificate representing the Conversion Shares. The certificate representing the number of Conversion Shares being acquired upon the conversion of shares of Series B Preferred Stock (A) if issued prior to the six (6) month anniversary of the Issuance Date shall bear the restrictive legend set forth on Annex B hereto or if issued on or after the six (6) month anniversary of the Issuance Date, shall be free of restrictive legends and trading restrictions, and (B) a bank check in the amount of accrued and unpaid interest. On or after the six (6) month anniversary of the Issuance Date, the Corporation shall deliver any Conversion Shares required to be delivered by the Corporation hereunder electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If such Conversion Shares are not delivered to or as directed by the applicable holder by the Share Delivery Date, the holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to the holder any original certificate representing shares of Series B Preferred Stock so delivered to the Corporation and the holder shall promptly return to the Corporation the Conversion Shares issued to such holder pursuant to the rescinded Notice of Conversion.

(ii) Obligation Absolute; Partial Liquidated Damages. The Corporation's obligations to issue and deliver the Conversion Shares upon conversion of shares of Series B Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the holder or any other person of any obligation to the Corporation or any violation or alleged violation of law by the holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the holder in connection with the issuance of such Conversion Shares. In the event the holder of Series B Preferred Stock shall elect to convert any or all of the outstanding shares, the Corporation may not refuse conversion based on any claim that the holder or anyone associated or affiliated with the

holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to holder, restraining and or enjoining conversion of all or part of such shares of Series B Preferred Stock shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of the holder in the amount of 150% of the Stated Value of the shares of Series B Preferred Stock subject to the Notice of Conversion, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Corporation fails for any reason to deliver to the holder such Conversion Shares by the Share Delivery Date, the Corporation shall pay to the holder, in cash, as liquidated damages and not as a penalty, $1,000 for each share of Series B Preferred Stock for which the Corporation fails to deliver the Conversion Shares by the Share Delivery Dater for each Trading Day after such Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a holder's right to pursue actual damages for the Corporation's failure to deliver Conversion Shares within the period specified herein and the holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

(d) Reservation of Shares Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of persons other than the holder (and the other holders of shares of Series B Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of the then outstanding shares of Series B Preferred Stock.

(e) Insufficient Authorized Shares. If at any time while the shares of Series B Preferred Stock remain outstanding the Corporation does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series B Preferred Stock at least a number of shares of Common Stock equal to 150% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all then outstanding shares of Series B Preferred Stock (the "**Required Reserve Amount**" and the failure to have such sufficient number of authorized and unreserved shares of Common Stock, an "**Authorized Share Failure**"), then the Corporation shall immediately take all action necessary to increase the Corporation's authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the shares of Series B Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock, or secure the written approval of the holders of a majority of the issued and outstanding shares of Common Stock. In connection with such meeting or written approval, the Corporation shall provide each stockholder with a proxy statement only if necessary and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders that they approve such proposal. Each of the same procedures shall be undertaken to secure the approval, as necessary, of any other classes of Preferred Shares issued and outstanding.

(f) Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the holder, if the Corporation fails for any reason to deliver to the holder such Conversion Shares by the Share Delivery Date, and if after such Share Delivery Date the holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder's brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the holder of the Conversion Shares which the holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "**Buy-In**"), then the Corporation shall (A) pay in cash to the holder (in addition to any other remedies available to or elected by the holder) the amount, if any, by which (x) the holder's total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the holder, either reissue (if surrendered) shares of Series B Preferred Stock in an amount equal to the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied

with its delivery requirements hereunder. *For example*, if the holder purchases Common Stock having a total purchase price of $10,000 to cover a Buy-In with respect to an attempted conversion of shares of Series B Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay the holder $1,000. The holder shall provide the Corporation written notice indicating the amounts payable to the holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver Conversion Shares upon conversion of shares of Series B Preferred Stock as required pursuant to the terms hereof.

(g) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of shares of Series B Preferred Stock. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(h) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion shall be made without charge to the holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the holder of such shares so converted and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees and all other fees and costs required for same-day processing of any Notice of Conversion.

(i) Opinion of Counsel. In the event of a conversion of the Series B Preferred Stock by the holder prior to the six (6) month anniversary of the Issuance Date, the holder shall be entitled to use counsel of its choosing for the delivery of any and all opinions to the Corporation's transfer agent for the resale of the Conversion Shares and/or the removal of any restrictive legend in accordance with the provisions of the Securities Act of 1933, as amended, and the Corporation shall instruct is transfer agent to fully and timely cooperate with the holder's counsel so long as the Corporation reasonably believes all applicable rules and conditions have been satisfied. The holder shall be responsible for the fees and costs of its counsel.

6. **Redemption**. The shares of Series B Preferred Stock are not redeemable by the Corporation, except in the event that holder exercises its conversion right under Section 5(a), above, for less than all of the shares of Series B Preferred Stock owned by the holder. In such an event, the Corporation shall have the right to redeem said remaining shares of Series B Preferred Stock from the holder for the Stated Value of said shares, to be paid in cash or cash equivalent.

7. **Put Right**.

(a) At any time after the Issuance Date, a holder of shares of Series B Preferred Stock shall have the right (a "Put Right"), but not the obligation, in its sole discretion, to require the Corporation to purchase from the holder, from time to time, all or any portion of the holder's shares of Series B Preferred Stock in accordance with the terms hereof at a per share purchase price equal to the Stated Value per share plus any accrued but unpaid Dividends (the "Put Purchase Price"). In order to exercise a Put Right, the holder shall deliver to the Corporation a written notice (a "Put Right Notice") setting forth: (i) the election by the holder to exercise a Put Right; and (ii) the number of shares of Series B Preferred Stock for which a Put Right is being exercised ("Put Securities").

(b) The consummation of a purchase and sale of Put Right Securities (a "Put Right Closing") shall occur no later than five (5) Business Days following the delivery of the Put Right Notice. At a Put Right Closing, the Corporation shall deliver the Put Purchase Price by wire transfer of immediately available funds to an account designated by the holder. The holder shall not be required to physically surrender the certificate representing the Put Securities in connection with any election by the holder to exercise a Put Right, unless such Put Right is being

exercised for all of the shares of Series B Preferred Stock then owned by such holder. The Corporation shall be responsible for the expenses (including attorneys' fees and expenses) of the holder incurred in connection with any exercise of the Put Right.

(c) If the Corporation shall fail to deliver all or any portion of the Put Purchase Price, in addition to any remedy the holder may have hereunder or otherwise, such Put Purchase Price with respect to such Put Right Securities shall bear interest at a rate equal to the lesser of (i) eighteen percent (18%) per annum, and (ii) the maximum rate of interest allowed under applicable law, in any such case until paid in full. Notwithstanding anything set forth herein to the contrary, until the Put Purchase Price with respect to any Put Right Securities is paid in full, the holder may convert the shares of Series B Preferred Stock into shares of Common Stock in accordance with the terms hereof.

8. Voting Rights. The shares of Series B Preferred Stock shall have no voting rights except as may be specifically provided for in the NRS.

9. **Transferability**. The shares of Series B Preferred Stock shall be initially issued pursuant to the terms and conditions of that certain Amended and Restated Consulting Agreement dated June 8, 2017 by and between the Corporation and I|M1, LLC, a California limited liability company ("**Consultant**"), as amended by Amendment No. 1 to the Amended and Restated Consulting Agreement dated July 24, 2017 (collectively, the "**Consulting Agreement**"). The Consultant shall be entitled to transfer all or any portion of the shares of Series B Preferred Stock held by it without the consent of the Corporation.

11. **Fundamental Transaction**. In case the Corporation shall at any time prior to the conversion of the shares of Series B Preferred Stock consolidate or merge with any other corporation or transfer all or substantially all of its assets to any other corporation, entity or individual preparatory to a dissolution, and unless the definitive agreement for such transaction shall otherwise provide, then the Corporation shall, as a condition precedent to such transaction, cause effective provision to be made so that the holders of shares of the Series B Preferred Stock shall be entitled to receive the kind and amount of shares, evidences of indebtedness, and/or other property receivable on such transaction by a holder of the number of shares of Common Stock as to which the Series B Preferred Stock was convertible immediately prior to such transaction; and, in any such case, appropriate provision shall be made with respect to the rights and interests of the holder of the shares of Series B Preferred Stock to the effect that the provisions of these designations, rights and preferences shall thereafter be applicable (as nearly as may be practicable) with respect to any shares, evidences of indebtedness, or other securities or assets thereafter deliverable upon the conversion of the shares of Series B Preferred Stock.

M. Ali Kharazmi,
CEO

ANNEX A

NOTICE OF CONVERSION

The undersigned holder hereby elects to convert ________ shares of Series B Convertible Preferred Stock of NuGene International, Inc., a Nevada corporation (the "**Company**"), into shares of common stock (the "**Common Stock**") of the Company according to the designations, rights and preferences of the Series B Convertible Preferred Stock as follows:

Date of Conversion: ______________________

No. of Shares of Series B Convertible Preferred Stock being Converted: ______________________

Conversion price per share of Common Stock: $______________________

No. of Shares of Common Stock to be Issued: ______________________

Name of holder: ______________________________

Signature of holder: ______________________________

Address for delivery of Common Stock certificate: ______________________________

____

Telephone: ______________________________

DWAC Instructions:
Broker No. ______________________________
Account No. ______________________________

ANNEX B

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("1933 ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL OF THE HOLDER THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE.